Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

First Industrial Realty Trust, Inc.

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Equity	Common Stock, (par value $0.01 per share)	Rule 457(o)(1)	—	—	$800,000,000.00	0.0001102	$88,160.00
Total Offering Amounts				—	$800,000,000.00	—	$88,160.00(1)
Total Fees Previously Paid				—	—	—	—
Total Fee Offsets				—	—	—	$34,098.33(2)
Net Fee Due				—	—	—	$54,061.67

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	First Industrial Realty Trust, Inc.	424(b)(5)	333-236418	2/14/2020	—	$34,098.33(2)	Equity	Common Stock (par value $0.01 per share)	—	$262,699,000.00	—
Fee Offset Sources	First Industrial Realty Trust, Inc.	424(b)(5)	333-236418	—	2/14/2020	—	—	—	—	—	$64,900.00(2)

[1]

The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price, and Rule 457(r) under the Securities Act. In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-269886, except with respect to unsold securities that have been previously registered.

[2]

First Industrial Realty Trust, Inc. previously registered shares of common stock having an aggregate offering price of up to $500,000,000, offered by means of a 424(b)(5) prospectus supplement, dated February 14, 2020 (the “Prior Prospectus Supplement”), pursuant to a Registration Statement on Form S-3 (Registration No. 333-236418), filed with the Securities and Exchange Commission on February 13, 2020. In connection with the filing of the Prior Prospectus Supplement, First Industrial Realty Trust, Inc. made a contemporaneous fee payment in the amount of $64,900.00. As of the date of this prospectus supplement, shares of common stock having an aggregate offering price of up to $262,699,000.00 were not sold under the Prior Prospectus Supplement. Pursuant to Rule 457(p) under the Securities Act, the registration fee of $34,098.33 that has already been paid and remains unused with respect to securities that were previously registered pursuant to the Prior Prospectus Supplement and were not sold thereunder is offset against the registration fee of $88,160.00 due for this offering. The remaining balance of the registration fee, $54,061.67, has been paid in connection with this offering. The registrant has terminated the offering that included the unsold securities under the Prior Registration Statement.